Filed pursuant to Rule 433
Dated April 25, 2014

Relating to
Pricing Supplement No. 1,381 dated April 25, 2014 to
Registration Statement No. 333-178081
Global Medium-Term Notes, Series F

Floating Rate Senior Notes Due 2018 (Reopening)

Issuer:	Morgan Stanley
Principal Amount:
$234,425,000.  The notes offered hereby constitute a further issuance of, and will be consolidated with, the $700,000,000 aggregate principal amount of Floating Rate Senior Notes Due 2018 issued by us on April 25, 2013.  The notes offered hereby will have the same CUSIP number as the previously issued Floating Rate Senior Notes Due 2018 and will trade interchangeably with the previously issued Floating Rate Senior Notes Due 2018 immediately upon settlement.  Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $934,425,000.

Maturity Date:	April 25, 2018
Trade Date:	April 25, 2014
Original Issue Date (Settlement):	April 30, 2014 (T+3)
Interest Accrual Date:	April 25, 2014
Issue Price (Price to Public):	102.180%, plus accrued interest
Agents’ Commission:	0.35% of the principal amount
All-in Price:	101.830%, plus accrued interest
Net Proceeds to Issuer:	$238,714,977.50, plus accrued interest
Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.28%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 25, April 25, July 25 and October 25, commencing July 25, 2014
Day Count Convention:	Actual/360
Current Interest Rate:	Base Rate plus 1.28% (determined by the Calculation Agent on the second London banking day prior to April 25, 2014), which is 1.50875%
Next Interest Reset Date:	July 25, 2014
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	6174467V5
ISIN:	US6174467V53
Issuer Ratings:	Baa2 (Moody’s) / A- (Standard & Poor’s) / A (Fitch) / A (R&I) / A (high) (DBRS) (Stable / Negative / Stable / Negative / Negative)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg
Selling Restrictions:	See “Selling Restrictions” beginning on page 3 hereof

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated November 21, 2011
Prospectus Dated November 21, 2011

Selling Restrictions

Selling Restrictions:
European Economic Area

None of this free writing prospectus, the accompanying prospectus supplement or the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below) as implemented in member states of the European Economic Area. This free writing prospectus, the accompanying prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of the notes described herein and therein made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this free writing prospectus, the accompanying prospectus supplement and the accompanying prospectus to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State at any time:

(1)  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)  to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant agent nominated by Morgan Stanley for any such offer; or

(3)  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (1) to (3) above shall require us or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

With respect to notes to be offered or sold in the United Kingdom, each agent has represented and agreed (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by such agent in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by such agent in relation to the notes in, from or otherwise involving the United Kingdom.

The communication of this free writing prospectus, the accompanying prospectus supplement or the accompanying prospectus and any other documents or materials relating to the issue of the notes is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000.  Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) or within Article 49(2)(A) to (D) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom the notes are only available to, and any investment or investment activity to which this free writing prospectus, the accompanying prospectus supplement or the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this free writing prospectus, the accompanying prospectus supplement or the accompanying prospectus or any of its or their contents.

Japan

Each agent has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements and otherwise in compliance with the Financial Instruments and Exchange Law of Japan (Law No.25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

WARNING: The contents of this free writing prospectus, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this free writing prospectus, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of the notes has been offered or sold or will be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.  None of this free writing prospectus, the accompanying prospectus supplement, the accompanying prospectus or their contents has been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Singapore

None of this free writing prospectus, the accompanying prospectus supplement or the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this free writing prospectus, the accompanying prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except:

(1)  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) of the SFA or Section 276(4)(i)(B) of the SFA;

(2)  where no consideration is or will be given for the transfer;

(3)  where the transfer is by operation of law; or

(4)  pursuant to Section 276(7) of the SFA.

Switzerland

The notes may not be offered or sold, directly or indirectly, in or from Switzerland except in circumstances that will not result in the offer of the notes being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations (“CO”). Neither this free writing prospectus, the accompanying prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO or a listing prospectus pursuant to the listing rules of SIX Swiss Exchange, and neither this free writing prospectus, the accompanying prospectus supplement, the accompanying prospectus nor any other offering material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. The notes are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme. Therefore, investors do no benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.